Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Klaviyo, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our Series A common stock, $0.001 par value per share. References herein to the terms the “company,” “we,” “our,” and “us” refer to Klaviyo, Inc.
The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. This summary does not purport to be complete and is qualified in its entirety by the applicable provisions our amended and restated certificate of incorporation, amended and restated bylaws and our amended and restated investors’ rights agreement entered into in May 2021, or our Investors’ Rights Agreement, as each may be amended from time to time, and each of which are included as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, as well as to the applicable provisions of the Delaware General Corporation Law, or the DGCL. For a complete description of the matters that are summarized herein, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, the Investors’ Rights Agreement, and the applicable portions of the DGCL, each of which we encourage you to read carefully.
General
Our authorized capital stock consists of 3,000,000,000 shares of Series A common stock, $0.001 par value per share, 350,000,000 shares of Series B common stock, $0.001 par value per share, and 100,000,000 shares of undesignated preferred stock, $0.001 par value per share.
Our board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.
Series A Common Stock and Series B Common Stock
We have two series of authorized common stock: Series A common stock and Series B common stock. Other than as described below under the subsections titled “—Voting Rights” and “—Conversion”, the rights of the holders of Series A common stock and Series B common stock are identical.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Series A common stock and Series B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our Series A common stock are entitled to one vote per share, and holders of our Series B common stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of our Series A common stock and Series B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by the DGCL or our amended and restated certificate of incorporation. If we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a series of a class of our capital stock in a manner that affected its holders adversely, but does not affect the entire class, the DGCL would require either holders of our Series A common stock or Series B common stock to vote separately as a single class to approve the proposed amendment.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Conversion
Each outstanding share of Series B common stock is convertible at any time at the option of the holder into one share of Series A common stock. In addition, each share of Series B common stock will convert automatically into one share of Series A common stock upon (i) any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members or (ii) in the case of a stockholder who is a natural person, the death or incapacity of such stockholder; provided that in the case of Andrew Bialecki and Ed Hallen, or our Founders, (a) any transfer by a Founder (or such Founder’s affiliate or affiliates) to another Founder (or such Founder’s affiliate or affiliates) will not result in the automatic conversion of such shares of Series B common stock to shares of Series A common stock and (b) each share of Series B common stock held by such Founder shall automatically convert into shares of Series A common stock upon the date that is nine months following the death or incapacity of such Founder. Once converted into Series A common stock, the Series B common stock will not be reissued.
Each outstanding share of Series B common stock will convert automatically into one share of Series A common stock upon the date specified by affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B common stock, voting as a single class.
All outstanding shares of Series A common stock and Series B common stock will convert automatically into shares of a single series of common stock on the earlier of the date that is seven years from September 19, 2023, the date of the final prospectus for our initial public offering, or the date the holders of at least two-thirds of our Series B common stock elect to convert the Series B common stock to Series A common stock. The purpose of this provision is to ensure that following such conversion, each share of common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into a single series of common stock, the Series A common stock and Series B common stock may not be reissued.
No Preemptive or Similar Rights
Our Series A common stock and Series B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Series A common stock and Series B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred Stock
Our board of directors is authorized, without further action by our stockholders, subject to limitations prescribed by the DGCL, to issue from time to time shares of preferred stock in one or more series of such stock, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations or restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Series A common stock and the voting and other rights of the holders of our Series A common stock and Series B common stock.
Registration Rights
Certain holders of our Series B common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act. These registration rights are contained in the Investors’ Rights Agreement. The registration rights set forth in the Investors’ Rights Agreement expire two years following our initial public offering or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act. We will pay the registration expenses (other than underwriting discounts, selling commissions, and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights on Form S-1
Certain holders of our Series B common stock are entitled to certain demand registration rights. At any time beginning 180 days after the completion of our initial public offering, the holders of at least 15% of these shares then outstanding may request that we register the offer and sale of their shares on a registration statement on Form S-1, so long as the request covers at least that number of shares with an anticipated aggregate offering price, net of selling expenses, of at least $75.0 million, subject to certain limitations. We are obligated to effect only two such registrations in the aggregate. If we determine that it would be seriously detrimental to us and our stockholders to affect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of not more than 90 days. Additionally, we are not required to effect a demand registration on Form S-1 during the period beginning 60 days before our good faith estimate of the filing of, and ending on the date 180 days following the effectiveness of, a registration statement on Form S-1 relating to a public offering of our common stock. Additionally, we are not required to effect a demand registration on Form S-1 if the requesting stockholders propose to dispose of shares of our common stock that may be immediately registered pursuant to a demand registration on Form S-3.
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, certain holders of our Series B common stock are entitled to certain “piggyback” registration rights allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to: (i) a registration relating to the sale or grant of securities to our employees or a subsidiary pursuant to any stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to a transaction under Rule 145 of the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our Series B common stock; or (iv) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Demand Registration Rights on Form S-3
Certain holders of our Series B common stock are entitled to certain Form S-3 registration rights. The holders of at least 15% of these shares then outstanding may request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated aggregate offering price, net of selling expenses, of at least $75.0 million, subject to certain limitations. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we are not required to affect a registration on Form S-3 if we have affected two such registrations in the 12-month period immediately preceding the date of such request. If we determine that it would be seriously detrimental to our stockholders to affect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of not more than 90 days. Additionally, we are not required to effect a demand registration on Form S-3 during the period beginning 30 days before our good faith estimate of the filing of, and ending on the date 90 days following the effectiveness of, a registration statement on Form S-3 relating to a public offering of our common stock.
Anti-Takeover Provisions
Certain provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
•Dual-Series Stock. Our amended and restated certificate of incorporation provides for a dual-series common stock structure, which provides our Founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
•Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws provide that vacant directorships, however occurring, including vacancies as a result of in increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum. In addition, our board of directors has the exclusive right to set the number of directors constituting our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. These provisions make it more difficult to change the composition of our board of directors and promote continuity of management.
•Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors, and further provides that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that until the date that the outstanding shares of Series B common stock no longer represent a majority of the combined voting power of our Series A common stock and Series B common stock, or the Voting Threshold Date, our stockholders may take action by written consent only if such action is first approved or recommended by our board of directors. Following the Voting Threshold Date, our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, following the Voting Threshold Date, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meeting of our stockholders may be called only by our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
•Exclusive Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, and stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. In addition, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. These forum provisions may impose additional costs on stockholders, may limit our stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgments or results than other courts. In addition, there is uncertainty as to whether the federal forum provision for Securities Act claims will be enforced, which may impose additional costs on us and our stockholders.
•Conflicts of Interest. The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by the DGCL, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Summit Partners, L.P. or Accel Management Co. Inc. or their respective affiliates or any of their respective directors, partners, principals, officers, members, managers, employees, operating partners and/or contractors, including any of the foregoing who serve as directors of our company, which we collectively refer to as Exempted Persons. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, neither Summit Partners, L.P., Accel Management Co. Inc. nor any of their respective affiliates or Exempted Persons has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage, (ii) doing business with any client or customer of ours or our affiliates, or (iii) making investments in businesses that compete with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Summit Partners, L.P. or Accel Management Co. Inc. or their respective affiliates or Exempted Persons acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director affiliated with Summit Partners, L.P. or Accel Management Co. Inc. solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us if it is a business opportunity our company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of our company’s business or is of no practical advantage to it or that is one in which our company has no interest or reasonable expectancy.
Transfer Agent and Registrar
The transfer agent and registrar for our Series A common stock and Series B common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.
Listing
Our Series A common stock is listed on the New York Stock Exchange under the symbol “KVYO”.

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